EXHIBIT 4H




                          TERM LOAN AGREEMENT


                      dated as of November 5, 1999


                                 among


                          PDI NEW ENGLAND, INC.
                            PDI CANADA, INC.,


                                  and


                    BAYERISCHE LANDESBANK GIROZENTRALE

                          TABLE OF CONTENTS


SECTION 1.   DEFINITIONS...............................................1

  1.01   Defined Terms.................................................1
  1.02   Terms Generally..............................................14
  1.03   Accounting Terms and Principles..............................15

SECTION 2.      AMOUNT AND TERMS OF LOAN..............................15

  2.01   Term Loan....................................................15
  2.02   Term Note....................................................15
  2.03   Prepayments..................................................16
  2.04   Payments.....................................................16

SECTION 3.   INTEREST, FEES, YIELD PROTECTION, ETC....................17

  3.01   Interest.....................................................17
  3.02   Up-Front Fee.................................................17
  3.03   Funding Loss.................................................17
  3.04   Increased Costs..............................................18
  3.05   Taxes........................................................18
  3.06   Mitigation Obligations.......................................19

SECTION 4.   REPRESENTATIONS AND WARRANTIES...........................19

  4.01   Corporate Status and Ownership...............................20
  4.02   Corporate Power and Authority................................20
  4.03   Execution and Binding Effect.................................20
  4.04   Governmental Approvals; No Conflicts.........................20
  4.05   Licenses and Permits.........................................21
  4.06   Financial Condition; No Material Adverse Change..............21
  4.07   Title to and Condition of Properties.........................21
  4.08   Leases.......................................................22
  4.09   Litigation and Environmental Matters.........................23
  4.10   Compliance with Laws and Agreements..........................23
  4.11   Regulatory Status............................................23
  4.12   Taxes........................................................24
  4.13   ERISA........................................................24
  4.14   Disclosure...................................................25
  4.15   Subsidiaries.................................................25
  4.16   Insurance....................................................25
  4.17   Labor Matters................................................25
  4.18   Solvency.....................................................25
  4.19   Security Documents...........................................26
  4.20   Federal Reserve Regulations..................................26
  4.21   Year 2000 Issues.............................................27

SECTION 5.   CONDITIONS PRECEDENT.....................................27

SECTION 6.   AFFIRMATIVE COVENANTS....................................30

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                                   E-156
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  6.01   Financial Statements and Other Information...................30
  6.02   Notices of Material Events...................................32
  6.03   Existence; Conduct of Business...............................33
  6.04   Payment of Obligations.......................................33
  6.05   Maintenance of Properties....................................33
  6.06   Books and Records; Inspection Rights.........................33
  6.07   Compliance with Laws.........................................34
  6.08   Use of Proceeds..............................................34
  6.09   Information Regarding Collateral.............................34
  6.10   Insurance....................................................34
  6.11   Casualty and Condemnation....................................35
  6.12   Reserve and Escrow Accounts..................................36
  6.13   Application of Operating Cash Flow...........................36
  6.14   Tracking of Restricted Payments..............................37
  6.15   Environmental Compliance.....................................37
  6.16   Year 2000....................................................37
  6.17   Further Assurances...........................................38

SECTION 7.   NEGATIVE COVENANTS.......................................38

  7.01   Indebtedness; Preferred Stock................................38
  7.02   Liens........................................................39
  7.03   Fundamental Changes..........................................39
  7.04   Investments, Loans, Advances, Guarantees and Acquisitions....40
  7.05   Asset Sales..................................................40
  7.06   Sale and Lease-Back Transactions.............................40
  7.07   Hedging Agreements...........................................40
  7.08   Restricted Payments..........................................41
  7.09   Transactions with Affiliates.................................41
  7.10   Amendment of Material Documents..............................41

SECTION 8.   EVENTS OF DEFAULT........................................42

SECTION 9.   MISCELLANEOUS............................................45

  9.01   Notices......................................................45
  9.02   Waivers; Amendments..........................................46
  9.03   Expenses; Indemnity; Damage Waiver...........................46
  9.04   Successors and Assigns.......................................47
  9.05   Survival.....................................................49
  9.06   Counterparts; Integration....................................49
  9.07   Severability.................................................49
  9.08   Right of Setoff..............................................49
  9.09   Governing Law; Jurisdiction; Consent to Service of Process...50
  9.10   WAIVER OF JURY TRIAL.........................................50
  9.11   Headings.....................................................51

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                                   E-157

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SCHEDULES:
---------
Schedule 1.01        Mortgaged Properties
Schedule 4.01        Qualifications
Schedule 4.05(a)     Required Permits
Schedule 4.05(b)     Environmental Permits
Schedule 4.07(a)     Title Exceptions
Schedule 4.07(b)     Condition of Assets
Schedule 4.07(c)     Real Estate
Schedule 4.07(d)     Condemnation; First Refusal Rights
Schedule 4.08        Leases
Schedule 4.09        Litigation and Environmental Matters
Schedule 4.16        Insurance
Schedule 7.01        Existing Indebtedness
Schedule 7.02        Existing Liens
Schedule 7.04        Existing Investments


EXHIBITS:
--------
Exhibit A            Form of Term Note
Exhibit B            Form of Parent Subordination Agreement
Exhibit C            Form of Form of Assignment of Contracts and Licenses
Exhibit D            Form of Debt Service Reserve Letter of Credit
Exhibit E            Form of Maintenance Reserve Letter of Credit
Exhibit F            Form of Security Agreement
Exhibit G            Form of Opinion of Borrower's Counsel

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                                   E-158

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     TERM LOAN AGREEMENT, dated as of November 5, 1999, among PDI NEW
ENGLAND, INC., a Wisconsin corporation ("PDI-NE"), PDI Canada, Inc., a Wisconsin corporation ("PDI-Can") and BAYERISCHE LANDESBANK GIROZENTRALE (the "Lender").

     The parties hereto agree as follows:

SECTION 1.   DEFINITIONS

     1.01    Defined Terms
             As used in this Agreement, the following terms have the meanings specified below:

             "Affiliate" means, with respect to a specified Person, another
              ---------
Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

             "Assignment" means an Assignment of Contracts and Licenses,
              ----------
substantially in the form of Exhibit C, from the Borrowers to the Lender. "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

             "Borrower" and "Borrowers" means, depending on the context,
              --------       ---------
either PDI-NE or PDI-Can, or both of them.

             "Business Day" means any day that is not a Saturday, Sunday or
              ------------
other day on which commercial banks in New York City are authorized or required by law to remain closed.

             "Capital Expenditures" of any Person means expenditures (whether
              --------------------
paid in cash or other consideration or accrued as a liability) for fixed or capital assets (excluding any capitalized interest and any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations and excluding any replacement assets acquired with the proceeds of insurance) made by such Person.

             "Capital Lease Obligations" of any Person means the obligations
              -------------------------
of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

             "Change in Control" means (a) the acquisition of ownership,
              -----------------
directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than WPS Resources Corporation or any Affiliate thereof, of shares representing more than 50% of the aggregate ordinary voting power or economic interests represented by the issued and outstanding equity securities of the Parent on a fully diluted basis without the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed), (b) the failure of the Parent or any Affiliate thereof to own directly, beneficially and of record, 67% or more of the aggregate ordinary voting power represented by the issued and outstanding equity securities of each of the Borrowers on a fully diluted basis, in each case, without the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed), or (c) the acquisition by any Person or group, other than the Parent, WPS Resources Corporation and any Affiliates thereof, of Control over either Borrower (other than through the ownership of voting securities of such Borrower), or operating control over any electrical generating facility of either Borrower, by contract or otherwise, without the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed). Notwithstanding anything in this definition to the contrary, the term "Change in Control" shall not include any change in the ownership of Wyman Station other than a change in the ownership interests of the Borrowers therein.

             "Change in Law" means (a) the adoption of any law, rule or
              -------------
regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender (or, for purposes of Section 3.04(b), by any lending office of the Lender) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

             "Code" means the Internal Revenue Code of 1986, as amended from
              ----
time to time.

             "Collateral" means any and all "Collateral" or "Mortgaged
              ----------
Property", as defined in any applicable Security Document.

             "Commitment Amount" means $24,000,000.
              -----------------

             "Control" means the possession, directly or indirectly, of the
              -------
power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling" and "Controlled" have meanings correlative thereto.

             "Debt Service Coverage Ratio" means, as of the date of any
              ---------------------------
determination, the quotient of (a) the average of Operating Cash Flow for the most recent two consecutive Semiannual Periods ended on or before the date of determination, divided by (b) Pro Forma Debt Service as of the most recent Semiannual Period ended on or before the date of determination.

             "Debt Service Prepayment Escrow Account" means a joint
              --------------------------------------
interest-bearing account maintained by the Borrowers with the Lender in which the Borrowers may, from time to time, deposit monies pursuant to Section 8(q)(ii).

             "Debt Service Reserve Account" means a joint account maintained
              ----------------------------
by the Borrowers with the Lender in which the Borrowers may, from time to time, deposit Eligible Investments pursuant to Section 6.12(a).

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                                   E-160

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             "Debt Service Reserve Letter of Credit" means an irrevocable
              -------------------------------------
standby letter of credit substantially in the form of Exhibit D, issued by an Eligible Bank in favor of the Lender, with an expiration date no earlier than one year from the date of issuance.

             "Debt Service Reserve Requirement" means, as of the date of any
              --------------------------------
determination, the excess, if any, of (a) Pro Forma Debt Service as of the most recent Semiannual Period ended on or before the date of determination, over (b) the amount available to be drawn under any unexpired Debt Service Reserve Letter of Credit then held by the Lender.

             "Default" means any event or condition which constitutes an Event
              -------
of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

             "dollars" or "$" refers to lawful money of the United States of
              -------      -
America.

             "Effective Date" means the date on which the conditions specified
              --------------
in Section 5 are satisfied (or waived in accordance with Section 9.02).

             "Eligible Bank" means a commercial bank having combined capital
              -------------
and surplus of at least $100,000,000 and a short-term credit rating of "P-1" from Moody's and "A-1" from Standard & Poor's, and otherwise reasonably satisfactory to the Lender.

             "Eligible Investments" means any of the following: (i) demand
              --------------------
deposits, time deposits or certificates of deposit maturing in 30 days or less from the date of issuance of any commercial bank having a combined capital and surplus of at least $100,000,000 and a short-term credit rating of P-1 from Moody's and A-1 from Standard & Poor's on the date of deposit or purchase;
(ii) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in 30 days or less from the date of investment; (iii) commercial paper maturing in 30 days or less from the date of investment having a rating of P-1 from Moody's or A-1 from Standard & Poor's on the date of investment; and (iv) money market funds having, at the time of the investment, ratings of at least P-1 by Moody's and A-1 from Standard & Poor's.

             "Environmental Laws" means all laws, rules, regulations, codes,
              ------------------
ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

             "Environmental Liability" means any liability, contingent or
              -----------------------
otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of either Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials,
(d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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                                   E-161

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             "Environmental Permit" has the meaning assigned to such term in
              --------------------
Section 4.05(b).

             "ERISA" means the Employee Retirement Income Security Act of
              -----
1974, as amended from time to time.

             "ERISA Affiliate" means any trade or business (whether or not
              ---------------
incorporated) that, together with either Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of
Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

             "ERISA Event" means (a) any "reportable event," as defined in
              -----------
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by either Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by either Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by either Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by either Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

             "Escrowed Funds" means funds on deposit in the Debt Service
              --------------
Prepayment Escrow Account.

             "Event of Default" has the meaning assigned to such term in
              ----------------
Article 8.

             "Excluded Taxes" means, with respect to the Lender or any other
              --------------
recipient of any payment to be made by or on account of any obligation of any Borrower under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its income or capital by the United States of America or the Federal Republic of Germany, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction to which either Borrower is subject, and (c) any withholding tax that is imposed on amounts payable to the Lender that is attributable to the Lender's failure to comply with Section 3.05(e), except to the extent that the Lender was entitled, at the time of designation of a new lending office, to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.05(a).

             "FERC" means the United States Federal Energy Regulatory
              ----
Commission.

                                   4

                                   E-162

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             "Financial Officer" means the chief financial officer, principal
              -----------------
accounting officer, treasurer, controller or assistant controller of a Borrower.

             "Foreign Pension Plan" means any plan, fund (including, without
              --------------------
limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by either Borrower primarily for the benefit of employees of such Borrower residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

             "GAAP" means generally accepted accounting principles in the
              ----
United States of America as modified by the Uniform System of Accounts and regulations and orders of FERC, consistently applied.

             "Governmental Authority" means the government of the
              ----------------------
United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

             "Guarantee" of or by any Person (the "guarantor") means any
              ---------
obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guaranteed" has a meaning correlative thereto.

             "Hazardous Materials" means all explosive or radioactive
              -------------------
substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

             "Hedging Agreement" means any interest rate protection agreement,
              -----------------
foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

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                                   E-163

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             "Holding Company Act" means the Public Utility Holding Company
              -------------------
Act of 1935, as amended.

             "Indebtedness" of any Person means, without duplication, (a) all
              ------------
obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

             "Indemnified Taxes" means Taxes other than Excluded Taxes.
              -----------------

             "Indemnitee" has the meaning assigned to such term in Section
              ----------
 9.03(b).

             "Knowledge" means the actual knowledge, after due inquiry, of the
              ---------
corporate officers of the Borrowers charged with responsibility for the relevant function or matter.

             "Lien" means, with respect to any asset, (a) any mortgage, deed
              ----
of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

             "Loan Documents" means this Agreement, the Term Note, the Parent
              --------------
Subordination Agreement and the Security Documents.

             "Maintenance Benchmark" means the amount of $700,000; except that
              ---------------------
if the amount budgeted for maintenance of electric utility plant and equipment in the projections furnished to the Lender pursuant to Section 6.01(d) for any fiscal year ending after December 31, 1999 exceeds 110% of the foregoing amount (or the Maintenance Benchmark then in effect, whichever amount is greater), effective as of the beginning of the fiscal year covered by such projections, the amount of the Maintenance Benchmark shall be increased to the amount budgeted for maintenance of electric utility plant and equipment in such projections, rounded if necessary to the nearest $10,000. The Maintenance Benchmark, as so increased, shall remain in

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                                   E-164

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effect until any subsequent increase pursuant to the first sentence of this definition, but shall not thereafter be decreased.

             "Maintenance Reserve Account" means a joint account maintained by
              ---------------------------
the Borrowers with the Lender in which the Borrowers may, from time to time, deposit Eligible Investments pursuant to Section 6.12(b).

             "Maintenance Reserve Letter of Credit" means an irrevocable
              ------------------------------------
standby letter of credit substantially in the form of Exhibit E, issued by an Eligible Bank in favor of the Lender, expiring no sooner than one year from the date of issuance.

             "Maintenance Reserve Requirement" means as of the time of any
              -------------------------------
determination, the excess, if any, of (a) the Maintenance Benchmark over (b) the amount available to be drawn under any unexpired Maintenance Reserve Letter of Credit held by the Lender.

             "Margin Stock" has the meaning assigned to such term in
              ------------
Regulation U.

             "Material Adverse Effect" means a material adverse effect on
              -----------------------
(a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrowers, taken as a whole, (b) the ability of either Borrower to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lender under any Loan Document.

             "Material Indebtedness" means Indebtedness (other than
              ---------------------
Indebtedness under the Loan Documents and Subordinated Indebtedness) or obligations in respect of one or more Hedging Agreements, of the Borrowers in an aggregate principal amount exceeding $250,000. For purposes of this definition, the "principal amount" of the obligations of the Borrowers in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrowers or either of them would be required to pay if such Hedging Agreement were terminated at such time.

             "Maturity Date" means May 5, 2010, or such earlier date on which
              -------------
the Term Loan shall become due and payable, whether by acceleration or otherwise.

             "Moody's" means Moody's Investors Service, Inc., provided that if
              -------
such corporation (or its successors or assigns) shall for any reason no longer perform the functions of a securities rating agency, "Moody's" shall be deemed to refer to any other nationally recognized securities rating agency selected by the Lender.

             "Mortgage" means a mortgage, deed of trust, assignment of leases
              --------
and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be satisfactory in form and substance to the Lender.

             "Mortgaged Property" means, initially, each parcel of real
              ------------------
property and the improvements thereto owned by the Borrowers and identified on
Schedule 1.01.

             "MPSC" means Maine Public Service Company, a Maine corporation.
              ----

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                                   E-165

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             "MPSC Transaction Documents" means: (i) the Asset Purchase
              --------------------------
Agreement, dated as of July 7, 1998, among MPSC, Maine and New Brunswick Electrical Power Company, Limited and the Parent; (ii) the Buy-Back Agreement, dated as of June 8, 1999, among MPSC, PDI-NE and PDI-Can; (iii) the Continuing Site Agreement, dated June 8, 1999, between MPSC and PDI-NE; (iv) the Interconnection Agreement, dated June 8, 1999, between MPSC and PDI-NE; (v) the Interconnection Agreement, dated June 8, 1999, MPSC and PDI-Can; (vi) the Interconnection Agreement, dated June 6, 1999, between New Brunswick Power Corporation and PDI-Can; (vii) the Service Agreement, dated June 8, 1999, between MPSC and PDI-NE; and (viii) the Service Agreement, dated June 8, 1999, between MPSC and PDI-Can.

             "MPUC" means the Maine Public Utilities Commission.
              ----

             "Multiemployer Plan" means a multiemployer plan as defined in
              ------------------
Section 4001(a)(3) of ERISA.

             "Net Proceeds" means, with respect to any event, (a) the cash
              ------------
proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, (b) net of the sum of (i) all reasonable fees and out-of-pocket expenses paid by either Borrower to third parties in connection with such event, (ii) in the case of a sale, transfer, lease or other disposition of an asset (including pursuant to a sale and leaseback transaction), the amount of all payments required to be made by either Borrower as a result of such event to repay Indebtedness (other than the Term Loan) secured by such asset or otherwise subject to mandatory payment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by either Borrower, and the amount of any reserves established by either Borrower to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrowers).

             "Non-accountable Cash Flow" for any specified Semiannual Period
              -------------------------
means Operating Cash Flow for such Semiannual Period less Tracked Income for such Semiannual Period.

             "Obligations" means (a) the due and punctual payment of
              -----------
(i) principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loan, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers to the Lender, or that are otherwise payable to the Lender, under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to this Agreement and the other Loan Documents and (c) unless otherwise agreed upon in writing by the Lender, all obligations of the Borrower, monetary or otherwise, under each interest rate protection agreement entered into with the Lender as counterparty.

             "Operating Cash Flow" means for any specified Semiannual Period,
              -------------------
(i) the sum of (A) operating revenues, (B) other operating income relating to the sale of electrical energy, and (C) net non operating income (or loss) for such period, less (ii) the sum of (A) operation expense, (B) maintenance expense, and (C) taxes other than income taxes on operating income for such period, determined for the Borrowers on a combined basis in accordance with the Uniform System of Accounts and GAAP; provided, however, that if historical operating results of the Borrowers are not available for any Semiannual Period ended prior to the date of this Agreement, Operating Cash Flow for such Semiannual Period shall be determined on the basis of the Borrowers' reasonable projection of their Operating Cash Flow for the current Semiannual Period. For purposes of computing the amounts for clauses (A), (B) and (C), the allocated costs, expenses, taxes, credits and other items described in Section 7.09(ii) shall be included therein in the categories in
(A), (B) and (C) which are applicable.

             "Other Taxes" means any and all current or future stamp or
              -----------
documentary taxes or any other excise or property taxes, charges, recording fees or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of the Loan Documents.

             "Parent" means WPS Power Development, Inc., a wholly-owned
              ------
indirect subsidiary of WPS Resources Corporation.

             "Parent Subordination Agreement" means the Parent Subordination
              ------------------------------
Agreement, substantially in the form of Exhibit B, among the Borrowers, the Parent and the Lender.

             "Payment Date" has the meaning assigned to such term in Section
              ------------
2.02(b).

             "Participant" has the meaning assigned to such term in Section
              -----------
9.04(c).

             "PBGC" means the Pension Benefit Guaranty Corporation referred to
              ----
and defined in ERISA and any successor entity performing similar functions. "Perfection Certificate" means a certificate in the form of Annex
2 to the Security Agreement or any other form approved by the Lender.

             "Permitted Encumbrances" means:
              ----------------------

                  (a) Liens imposed by law for taxes or other governmental charges or assessments that are not yet due or are being contested in compliance with Section 6.04;

                  (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 6.04;

                  (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

                  (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

                  (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article 8;

                  (f) easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrowers; and

                  (g) Liens, easements, rights-of-way, encroachments and other encumbrances set forth on Schedule 4.07(c).

             "Permitted Investments" means:
              ---------------------

                  (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of the United States of America), in each case measuring within one year from the date of acquisition thereof;

                  (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's or from Moody's;

                  (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; and

                  (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition.

             "Person" means any natural person, corporation, limited liability
              ------
company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

             "Plan" means any employee pension benefit plan (other than a
              ----
Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

             "Prepayment Percentage" shall mean: (1) 100% if the Debt Service
              ---------------------
Coverage Ratio as of the end of any given Semiannual Period (without regard to any prepayment made following such Semiannual Period) is less than 1.0; (2) 50% if the Debt Service Coverage Ratio as of the end of such Semiannual Period is greater than or equal to 1.0 but less than 1.25; and (3) 25% if the Debt Service Coverage Ratio as of the end of such Semiannual Period is greater than or equal to 1.25 but less than 1.5.

             "Prepayment Requirement" shall mean (i) for the purpose of clause
              ----------------------
(i) of Section 8(q), the amount which, if applied to the prepayment of the Term Loan would result in a Debt Service Coverage Ratio of 1.0 as of the end of the relevant Semiannual Period, calculated on a pro forma basis after giving effect to such prepayment and all other prepayments made prior thereto or simultaneously therewith, and (ii) for the purpose of clause (ii) of
Section 8(q), the amount which, if applied to the prepayment of the Term Loan would result in a Debt Service Coverage Ratio of 1.5 as of the end of the relevant Semiannual Period, calculated on a pro forma basis after giving effect to such prepayment and all other prepayments made prior thereto or simultaneously therewith.

             "Prime Rate" means the rate of interest per annum publicly
              ----------
announced from time to time by the Lender as its prime commercial lending rate; each change in such rate being effective from and including the date of announcement of the change. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Lender.

             "Pro Forma Debt Service" means the sum, determined as of the end
              ----------------------
of any specified Semiannual Period, of (a) Pro Forma Interest Expense as of the end of such Semiannual Period, (b) an amount equal to the excess, if any of (i) the aggregate outstanding principal balance of all Indebtedness of the Borrowers (other than Subordinated Indebtedness) under revolving credit facilities at the end of the specified Semiannual Period over (ii) the aggregate amount of commitments to the Borrowers under revolving credit facilities (other than Subordinated Indebtedness) that are scheduled to remain in effect until after the end of the Semiannual Period next following the end of the specified Semiannual Period, and (c) the aggregate amounts of all repayments of Indebtedness of the Borrowers other than under revolving credit facilities that, as of the end of the specified Semiannual Period, were scheduled to be made during the Semiannual Period next following the end of the specified Semiannual Period; provided, however, that Pro Forma Debt Service as of the end of the Semiannual Period ended immediately prior to the Effective Date shall be calculated by giving effect to the borrowing of the Term Loan under this Agreement.

             "Pro Forma Interest Expense" means the sum, determined as of the
              --------------------------
end of any specified Semiannual Period, of all interest expense and commitment and facility fees, both expensed and capitalized (including the interest component of Capital Lease Obligations) payable in respect of all Indebtedness of the Borrowers (other than Subordinated Indebtedness) outstanding at the end of the specified Semiannual Period, determined on a combined basis in accordance with GAAP, calculated for the Semiannual Period immediately following the end of the specified Semiannual Period giving effect to (a) the interest rates in effect with respect to such Indebtedness as of the end of the specified Semiannual Period and (b) the payment when due of principal amounts of Indebtedness (other than under revolving credit facilities) scheduled to become payable during the Semiannual Period following the specified Semiannual Period.

             "PSCW" means the Public Service Commission of Wisconsin.
              ----

             "Real Estate" has the meaning assigned to such term in Section
              -----------
4.07(c).

             "Regulation T," "Regulation U" or "Regulation X" means Regulation
              ------------    ------------      ------------
T, Regulation U or Regulation X, respectively, of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

             "Related Parties" means, with respect to any specified Person,
              ---------------
such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

             "Replacement Rate" means a rate per annum equal to (i) the yield
              ----------------
on actively traded U.S. Treasury securities on the date a prepayment of principal hereunder is made (or if such date is not a Business Day, the next succeeding Business Day) adjusted to a constant maturity date comparable to the date any installment or portion thereof would otherwise have been due and payable had no prepayment occurred, as reported for such prepayment date in Federal Reserve Statistical Release H.15, plus (ii) 100 basis points. If there is no rate reported for a constant maturity date corresponding to the maturity date of any particular installment or portion thereof, the applicable rate shall be determined by interpolation between the rate for the nearest maturity date before, and rate for the nearest maturity date after, the maturity date of the installment.
             "Required Permit" has the meaning assigned to such term in
              ---------------
Section 4.05(a).

             "Reserve Account" means either the Debt Service Reserve Account
              ---------------
or the Maintenance Reserve Account.

             "Reserve Letter of Credit" means either a Debt Service Reserve
              ------------------------
Letter of Credit or a Maintenance Reserve Letter of Credit.

             "Reserve Requirement" means either the Debt Service Reserve
              -------------------
Requirement or the Maintenance Reserve Requirement.

             "Restricted Income" means Escrowed Funds and Operating Cash Flow
              -----------------
for any Semiannual Period remaining after giving effect to the payments specified in clauses (i), (ii), (iii), (iv) and (v) of Section 6.13(a).

             "Restricted Payment" means, as to either Borrower (i) any
              ------------------
dividend or other distribution by such Borrower (whether in cash, securities or other property) with respect to any shares of any class of equity securities of such Borrower, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares or any option, warrant or other right to acquire any such shares, and (iii) any payment of principal, premium or interest with respect to Indebtedness of such Borrower to any Affiliate, whether at maturity, upon acceleration or otherwise.

             "Security Agreement" means the Security Agreement, substantially
              ------------------
in the form of Exhibit F, among the Borrowers and the Lender.

             "Security Documents" means the Security Agreement, the Mortgages,
              ------------------
the Assignment, and each other security agreement, instrument or other document executed or delivered pursuant to Section 6.17 to secure any of the Obligations.

             "Semiannual Certificate" means the certificate described in
              ----------------------
Section 6.01(e).

             "Semiannual Period" means a fiscal period of six months ended or
              -----------------
ending, depending on the context, on June 30 or December 31 in the relevant fiscal year.

             "Standard & Poor's" means Standard & Poor's Ratings Services, a
              -----------------
division of The McGraw-Hill Companies, Inc., provided that if such corporation (or its successors or assigns) shall for any reason no longer perform the functions of a securities rating agency, "Standard & Poor's" shall be deemed to refer to any other nationally recognized securities rating agency selected by the Lender.

             "Subordinated Indebtedness" means joint or several Indebtedness
              -------------------------
of the Borrowers to the Parent listed on Schedule 7.01 or incurred after the date of this Agreement that in each instance is fully and unconditionally subordinated to the Term Loan as to payment of principal and interest pursuant to the Parent Subordination Agreement.

             "Subsidiary" means, with respect to any Person (the "parent") at
              ----------
any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.

             "Taxes" means any and all current or future taxes, levies,
              -----
imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

             "Term Loan" means the term loan referred to in Section 2.01(b)
              ---------
and made pursuant to Section 2.03.

             "Term Note" has the meaning assigned to such term in Section
              ---------
2.02(a).

             "Tracked Income" for any specified Semiannual Period means the
              --------------
amount determined by the following formula:

                            OCF - (OCF x 1.75)
                                   ----------
                                  (   DSCR   )

Where:

OCF = Operating Cash Flow for such Semiannual Period; and

DSCR = the Debt Service Coverage Ratio shown in the Semiannual Certificate for the immediately preceding Semiannual Period.

             "Tracked Payment Suspense Account" has the meaning assigned to
              --------------------------------
such term in Section 6.14(a).

             "Uniform System of Accounts" means the Uniform System of Accounts
              --------------------------
Prescribed for Public Utilities and Licensees Subject to the Provisions of the Federal Power Act, 18 C.F.R., Part 101.

             "Withdrawal Liability" means liability to a Multiemployer Plan as
              --------------------
a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

             "Wyman Station" means the electric generating facilities known as
              -------------
the W. F. Wyman Station, located in Yarmouth, Maine.

             "Year 2000 Ready" has the meaning assigned to such term in
              ---------------
Section 4.21.

             "Year 2000 Plan" has the meaning assigned to such term in Section
              --------------
4.21.

     1.02    TERMS GENERALLY
             The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" are not words of limitation, and the words "will" and "shall" both imply a promise and not mere intention. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) all references to time of day shall mean New York City time, and (f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     1.03    ACCOUNTING TERMS AND PRINCIPLES

             Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP and the Uniform System of Accounts, as in effect from time to time. Unless the context otherwise requires, any reference to a fiscal period refers to the relevant fiscal period of the Borrowers.

SECTION 2.   AMOUNT AND TERMS OF LOAN

     2.01    TERM LOAN

             (a) Subject to the terms and conditions set forth herein, the Lender agrees to make a term loan (the "Term Loan") to the Borrowers on the
                                        ---------
Effective Date in a principal amount equal to the Commitment Amount. The entire principal amount of and interest accruing on the Term Loan shall be the joint and several obligation of each Borrower, regardless of the allocation of the proceeds of the Term Loan between the Borrowers.

             (b) Subject to the satisfaction of the terms and conditions set forth herein, as determined by the Lender, the Term Loan shall be made available to the Borrowers by the Lender on the Effective Date at the office of the Lender specified in Section 9.01(b) by crediting the account of the Borrowers on the books of such office with the amount of the Term Loan.

     2.02    TERM NOTE

             (a) The Term Loan shall be evidenced by a promissory note of the Borrowers, substantially in the form of Exhibit A, with appropriate insertions therein as to date and principal amount (as indorsed or modified from time to time, the "Term Note"), payable to the order of the Lender, dated the
           ---------
Effective Date, and in the stated principal amount equal to the Term Loan.

             (b) The principal amount of the Term Loan shall be payable in 21 consecutive semiannual installments on May 5 and November 5 in each year, commencing on May 5, 2000 (each, a "Payment Date"). Each such installment of
                                    ------------
principal payable on the Term Loan shall be in an amount equal to the amount set forth below opposite the due date of such installment or, if less, the remaining unpaid principal amount of the Term Loan:

             Date                    Amount
             ----                    ------
             May 5, 2000           $  125,000
             November 5, 2000      $  250,000
             May 5, 2001           $  375,000
             November 5, 2001      $  500,000
             May 5, 2002           $  500,000
             November 5, 2002      $  625,000
             May 5, 2003           $  625,000
             November 5, 2003      $  750,000

             Date                    Amount
             ----                    ------

             May 5, 2004           $  750,000
             November 5, 2004      $  875,000
             May 5, 2005           $  925,000
             November 5, 2005      $1,250,000
             May 5, 2006           $1,250,000
             November 5, 2006      $1,500,000
             May 5, 2007           $1,500,000
             November 5, 2007      $1,750,000
             May 5, 2008           $1,875,000
             November 5, 2008      $2,000,000
             May 5, 2009           $2,000,000
             November 5, 2009      $2,250,000
             May 5, 2010           $2,325,000

     2.03    PREPAYMENTS

             (a) PREPAYMENTS. The Borrowers may, at their option, prepay the Term Loan in full at any time or in part from time to time. Each partial prepayment of the Term Loan shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, or, if less, the outstanding principal balance of the Term Loan. Partial prepayments of the Term Loan pursuant to Sections 7.05, 8(p) and 8(q) shall be applied to scheduled installments of principal in the chronological order of their maturities; all other partial prepayments of the Term Loan shall be applied to scheduled installments of principal in the inverse order of their maturities

             (b) IN GENERAL. Each prepayment of the Term Loan shall be without premium or penalty (but subject to Section 3.03). The Borrowers shall give the Lender written notice of each prepayment pursuant to this section at least one Business Day prior to the prepayment date, specifying the amount to be prepaid and the date of prepayment. Each such notice shall be irrevocable and the amount specified in each such notice shall be due and payable on the date specified, together with accrued interest to the date of such payment on the amount prepaid.

     2.04    Payments

             (a) Each payment, including each prepayment, of principal and interest on the Term Loan shall be made by the Borrowers prior to 1:00 p.m. on the date such payment is due to the Lender at the Lender's office specified in
Section 9.01(b), in each case in lawful money of the United States, in immediately available funds and without set-off or counterclaim. The failure of the Borrowers to make any such payment by such time shall not constitute a Default, provided that such payment is made on the due date, but any such payment made after 1:00 p.m. on the due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding on the Term Loan.

             (b) If any payment hereunder or under the Term Note shall be due and payable on a day which is not a Business Day, the due date thereof shall be extended to the next Business Day and interest shall be payable at the rate specified herein during such extension, provided, however, that if such next Business Day is after the Maturity Date, any such payment shall be due on the immediately preceding Business Day.


SECTION 3.   INTEREST, FEES, YIELD PROTECTION, ETC.

     3.01    INTEREST

             (a) PRIOR TO MATURITY. Except as otherwise provided in Section 3.01(b), prior to maturity, the Term Loan shall bear interest on the outstanding principal balance thereof at the rate of 8.75% per annum.

             (b)  AFTER DEFAULT. If an Event of Default under clause (a) or
(b) of Section 8 has occurred and is continuing, then, so long as such Event of Default is continuing, all principal of and interest on the Term Loan shall bear interest, after as well as before judgment, at a rate per annum equal to
(i) in the case of principal of the Term Loan, 2% plus the rate otherwise applicable to the Term Loan as provided in Section 3.01(a) or (ii) in the case of any other amount payable under the Loan Documents, 2% plus the Prime Rate.

             (c) CALCULATION AND PAYMENT. Interest on the Term Loan shall be calculated on the basis of a 365 or 366-day year (as the case may be). Except as otherwise provided in Section 3.01(b), interest shall be payable in arrears on each Payment Date and upon each voluntary and mandatory prepayment of the Term Loan.

     3.02    UP-FRONT FEE

             The Borrowers agree to pay to the Lender on the Effective Date a fee equal to 1% of the Commitment Amount.

     3.03    FUNDING LOSS

             Upon any prepayment of the Term Loan, by acceleration or otherwise, including any prepayment pursuant to Section 8(p) or Section 8(q), the Borrowers shall pay to the Lender at the time such prepayment is made, as liquidated damages and not as a penalty, an amount equal to the net present value (if positive), discounted at the Replacement Rate, of the excess of (i) the amount of interest, calculated at the rate specified in Section 3.01(a) (and on the basis of a year of 365 or 366 days) which would have accrued on the principal amount prepaid for the period or periods from the date of prepayment to the date each installment or portion thereof prepaid would otherwise have been due and payable had no prepayment occurred, over (ii) the amount of interest, calculated at a rate per annum equal to the Replacement Rate (and on the basis of a year of 365 or 366 days) that would be earned by the Lender if the Lender reinvested the principal amount of each installment or portion thereof prepaid for the period or periods from the date of prepayment to the date or dates such installment or portion thereof would otherwise have been due and payable had no prepayment occurred. A certificate setting forth the amount due hereunder prepared by the Lender shall be conclusive and binding, absent manifest error.

     3.04    INCREASED COSTS

             (a) If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender's capital as a consequence of this Agreement or the Term Loan made by the Lender to a level below that which the Lender could have achieved but for such Change in Law (taking into consideration the Lender's policies with respect to capital adequacy), then from time to time the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender for any such reduction suffered.

             (b) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender as specified in subparagraph (a) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

             (c) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender's right to demand such compensation; provided that the Borrowers shall not be required to compensate the Lender pursuant to this Section for any reductions incurred more than 90 days prior to the date that the Lender notifies the Borrowers of the Change in Law giving rise to such reduction and of the Lender's intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

     3.05    TAXES

             (a) Any and all payments by or on account of any obligation of the Borrowers hereunder and under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided, that, if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

             (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

             (c) The Borrowers shall jointly and severally indemnify the Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Lender on or with respect to any payment by or on account of any obligation of either Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental

Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by the Lender shall be conclusive absent manifest error.

             (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

             (e) If the Lender is entitled to an exemption from or reduction of withholding tax under the law of a jurisdiction to which the Lender is subject, or any treaty to which such jurisdiction is a party, with respect to payments under the Loan Documents, it shall deliver to the Borrowers, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers (including Internal Revenue Service forms) as will permit such payments to be made without withholding or at a reduced rate.

             (f) In the event that the Lender receives or becomes entitled to any tax credit or reimbursement relating to any payment pursuant to this
Section 3.05, the Lender shall reimburse to the Borrowers an amount equal to the benefit to the Lender of such credit or reimbursement. The benefit to the Lender of such credit or reimbursement shall be the excess of (i) the Lender's total income or franchise taxes for the year in which the credit or reimbursement is taken into account over (ii) what the Lender's total income or franchise taxes for such year would have been in the absence of such credit or reimbursement. A certificate of the Lender setting forth in reasonable detail the calculation of the amount of the benefit shall be conclusive and binding, absent manifest error.

     3.06    MITIGATION OBLIGATIONS

             If the Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.05, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking the Term Loan or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.04 or 3.05, as applicable, in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.


SECTION 4.   REPRESENTATIONS AND WARRANTIES

     Each of the Borrowers represents and warrants to the Lender that:

     4.01    CORPORATE STATUS AND OWNERSHIP

             (a) It is duly organized, validly existing and in good standing under the laws of the State of Wisconsin, has all requisite corporate power and authority to carry on its business as now conducted and is qualified or licensed to do business in, and is in good standing in, every jurisdiction where the ownership of its properties or the nature of its activities or both makes such qualification or licensing necessary or advisable. The jurisdictions in which each Borrower is qualified or licensed to do business are listed on Schedule 4.01.

             (b) All of the issued and outstanding equity securities of the Borrower are owned, directly and beneficially, by the Parent.

     4.02    CORPORATE POWER AND AUTHORITY

             It has the corporate power and authority to execute, deliver, perform, and take all actions contemplated by, each of the Loan Documents to which it is a party, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part. Such Borrower has the corporate power and authority to borrow pursuant to the Loan Documents to the fullest extent permitted hereby and thereby, and has taken all necessary corporate action to authorize such borrowing.

     4.03    EXECUTION AND BINDING EFFECT

             This Agreement and each of the other Loan Documents to which it is a party and which is required to be delivered on or before the Effective Date pursuant to Section 5 has been duly and validly executed and delivered by the Borrower. This Agreement and each such other Loan Document constitute, and the Term Note when executed and delivered by the Borrower will constitute, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

     4.04    GOVERNMENTAL APPROVALS; NO CONFLICTS

             The execution and delivery of this Agreement and the other Loan Documents, the borrowing of the Term Loan, the use of the proceeds thereof as permitted by this Agreement, and the consummation of any other transactions contemplated hereby and thereby (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority (excluding Uniform Commercial Code financing statements, filings under the Personal Property Security Act (New Brunswick) and any consent required from the Perth-Andover Electric Light Commission to the assignment by PDI-Can of its rights under the agreement dated as of December 7, 1993), (b) will not violate any applicable law or regulation or the charter or by-laws of the Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon either Borrower or its assets, or give rise to a right thereunder to require any payment to be made by either Borrower, and (d) will not result in the creation or imposition of any Lien on any asset of either Borrower (other than Liens permitted by Section 7.02).

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     4.05    Licenses and Permits

             (a) Schedule 4.05(a) lists all permits, licenses, franchises and other governmental authorizations, consents and approvals, other than Environmental Permits, necessary to own or otherwise utilize, operate or maintain, or engage in the business of the Borrowers as presently conducted (the "Required Permits"). Except as set forth in Schedule 4.05(a), the
      ----------------
Borrowers have not received any written notification that they are, or in the future may be considered to be, in violation of any of the Required Permits, or any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Authority applicable to any Required Permits, except for notifications of violations which would not individually or in the aggregate, create a Material Adverse Effect.

             (b) The Borrowers hold all of the permits, licenses and governmental authorizations listed on Schedule 4.05(b) (the "Environmental
                                                             -------------
Permits"), which are all of the permits, licenses and governmental
-------
authorizations required for the Borrowers to own, operate, maintain and engage in their business under applicable Environmental Laws, and are in compliance with all such Environmental Permits, with respect to their assets, the operation or maintenance of their assets, and the business of the Borrowers in connection with their assets, except where such failure to hold or comply with required Environmental Permits individually or in the aggregate, are not reasonably likely to create a Material Adverse Effect.

     4.06    FINANCIAL CONDITION; NO MATERIAL ADVERSE CHANGE

             (a) The Borrowers have heretofore furnished to the Lender an unaudited combined balance sheet of the Borrowers as of September 30, 1999. Such balance sheet presents fairly the financial condition of the Borrowers as of September 30, 1999 on a combined basis in conformity with GAAP, subject to normal and recurring year-end audit adjustments.

             (b) Since September 30, 1999 there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrowers, taken as a whole, and there has been no such material adverse change in the assets or financial condition of the Borrowers described in the balance sheet referred to in paragraph (a) of this Section.

     4.07    TITLE TO AND CONDITION OF PROPERTIES

             (a) TITLE. Except as set forth in Schedule 4.07(a) and except for other Permitted Encumbrances, the Borrowers have good and marketable title to all of the Real Estate and all of the personal property material to their businesses, free and clear of all Liens, except for minor defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties for the purposes for which they were acquired.

             (b) CONDITION. Except as set forth in Schedule 4.07(b), the tangible assets at each generating station, taken as a whole, (i) are in good operating and usable condition and repair, free from any defects (except ordinary wear and tear, in light of their respective ages and historical usage, and except such minor defects as do not interfere with the use thereof in the conduct of the normal operation and maintenance thereof) and (ii) have been maintained consistent with the standards generally followed in the electrical utilities industry.

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                                   E-179

             (c) REAL ESTATE. Schedule 4.07(c) sets forth all real property owned, leased, used or occupied by the Borrowers (the "Real Estate"),
                                                       -----------
including a description of all land, and all Liens, encumbrances, easements or rights of way of record (or, if not of record, of which the Borrowers have notice or Knowledge) granted on or appurtenant to or otherwise affecting such Real Estate, the zoning classification thereof, and all plants, buildings or other structures located thereon. Except as set forth on Schedule 4.07(c) and except with respect to the Millinocket Facility, which has no deeded access rights but depends upon custom and usage as described in Schedule 4.07(c), to the Knowledge of the Borrowers no fact or condition exists which would prohibit or materially adversely affect the ordinary rights of access to and from the Real Estate from and to the existing highways and roads, and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress or egress. Except as set forth on Schedule 4.07(c), to the Knowledge of the Borrowers: (i) the Borrowers' occupation and use of the Real Estate is in material compliance with all applicable laws and regulations;
(ii) there is not (A) any claim of adverse possession or prescriptive rights involving any of the Real Estate, (B) any structure located on any Real Estate which encroaches on or over the boundaries of neighboring or adjacent properties or (C) any structure of any other party which encroaches on or over the boundaries of any such Real Estate; and (iii) none of the Real Estate is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any applicable order decree, statute, rule, or regulation. To the Knowledge of the Borrowers, no public improvements have been commenced and none are planned which in either case may result in special assessments against any of the Real Estate or otherwise create a Material Adverse Effect. Except as set forth on Schedule 4.07(c), the Borrowers have no Knowledge of any (i) planned or proposed increase in assessed valuations of any Real Estate, (ii) order, writ, injunction, or decree requiring repair, alteration or correction of any existing condition affecting any Real Estate or the systems or improvements thereat, or any condition or defect which could give rise to such an order, writ, injunction, or decree, or (iii) underground storage tanks, or any structural mechanical, or other defects of material significance affecting any Real Estate or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Estate).

             (d)  CONDEMNATION; FIRST REFUSAL RIGHTS.  Except as set forth on
Schedule 4.07(d), the Borrowers have not received notice of, nor have Knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

     4.08    LEASES

             Schedule 4.08 lists all real property leases under which the Borrowers are a lessee or lessor and which (i) relate to the real or personal property of the Borrowers, the operation or maintenance thereof, or the business of the Borrowers in connection therewith and (ii) (A) provide for annual payments of more than $1,000 or (B) are material to the operation or condition (financial or otherwise) of the Borrowers property or the business of the Borrowers in connection therewith. Except as set forth in Schedule 4.08, each such lease constitutes a valid, binding and enforceable obligation of the Borrowers in accordance with its terms, and is in full force and effect; there are no existing material defaults by the Borrowers or, to the Borrowers'

Knowledge, any other party thereunder; and no event has occurred which (whether with or without notice, lapse of time, or both) would constitute a material default by the Borrowers or, to the Borrowers' Knowledge, any other party thereunder, or would cause the acceleration of any of the Borrowers' obligations thereunder or result in the creation of any Lien on any of the Borrowers' property, or would give rise to an automatic termination, or the right of discretionary termination thereof, except such defaults and other events which would not individually or in the aggregate create a Material Adverse Effect.

     4.09    LITIGATION AND ENVIRONMENTAL MATTERS

             (a) Except as disclosed in Schedule 4.09, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the Knowledge of the Borrowers, threatened against or affecting the Borrowers (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the transactions contemplated hereby and thereby.

             (b) Except as disclosed in Schedule 4.09, and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Borrowers
(i) have not failed to comply with any Environmental Law nor to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) have not become subject to any Environmental Liability, (iii) have not received notice of any claim with respect to any Environmental Liability and (iv) do not know of any basis for any Environmental Liability.

     4.10    COMPLIANCE WITH LAWS AND AGREEMENTS

             Each of the Borrowers is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

     4.11    REGULATORY STATUS

             (a) Neither Borrower is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

             (b) The Borrowers are not subject to regulation as public utility companies under the Holding Company Act (other than as Exempt Wholesale Generators within the meaning of the Holding Company Act).

             (c) PDI-NE is subject to regulation in the United States as a public utility only by FERC. It is also subject to regulation by the Department of Energy as to international exports of energy and by the PSCW as to its transactions with its public utility affiliate, Wisconsin Public Service Corporation. PDI-NE is not subject to regulation in Canada.

             (d) PDI-Can is subject to regulation in Canada as a public utility only by the New Brunswick Board of Commissioners of Public Utilities, and is subject to regulation by the National Energy Board of Canada with respect to the international export of electricity and the construction and operation of international power transmission lines and infrastructure. PDI-Can is subject to regulation in the United States as a public utility only by FERC. It is also subject to regulation by the PSCW as to its transactions with its public utility affiliate, Wisconsin Public Service Corporation.

     4.12    TAXES

             All tax and information returns required to be filed by or on behalf of the Borrowers have been properly prepared, executed and filed. All Taxes upon the Borrowers or upon any of their respective properties, incomes, sales or franchises which are due and payable have been paid, other than those not yet delinquent and payable without premium or penalty, and except for those being diligently contested in good faith by appropriate proceedings, and in each case adequate reserves and provisions for Taxes have been made on the books of the Borrowers. The reserves and provisions for Taxes on the books of the Borrowers are adequate for all open years and for its current fiscal period. Neither Borrower knows of any proposed additional assessment or basis for any material assessment for additional Taxes (whether or not reserved against).

     4.13    ERISA

             (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, materially exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, materially exceed the fair market value of the assets of all such underfunded Plans.

             (b) Each Foreign Pension Plan, if any, has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither Borrower has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrowers' most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

     4.14    DISCLOSURE

             The Borrowers have disclosed to the Lender all agreements, instruments and corporate or other restrictions to which they are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers to the Lender in connection with the negotiation of the Loan Documents or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

     4.15    SUBSIDIARIES

             The Borrowers have no Subsidiaries.

     4.16    INSURANCE

             Schedule 4.16 sets forth a description of all insurance maintained by or on behalf of the Borrowers as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid. Such insurance insures against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of corporations engaged in the same or a similar business or having similar properties similarly situated.

     4.17    LABOR MATTERS

             As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrowers, or either of them, pending or, to the Knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the Borrowers have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except where any such violations, individually and in the aggregate, would not be reasonably likely to result in a Material Adverse Effect. All material payments due from the Borrowers, or for which any claim may be made against the Borrowers, or either of them, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrowers.

     4.18    SOLVENCY

             Immediately after the execution and delivery of the Loan Documents and immediately following the making of the Term Loan and after giving effect to the application of the proceeds of the Term Loan, (a) the fair value of the combined assets of the Borrowers, taken as a whole, at a fair valuation, will exceed their combined debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrowers, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each of the Borrowers will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each of the Borrowers will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following such date. For purposes of calculations pursuant to this Section 4.18, all Subordinated Debt shall be treated as equity of the Borrowers rather than as Indebtedness, but only if such Subordinated Debt is not "debt" for purposes of section 101(32) of the Bankruptcy Code.

     4.19    SECURITY DOCUMENTS

             (a) The Security Agreement is effective to create in favor of the Lender, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when (i) the financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and (ii) all other applicable filings under the Uniform Commercial Code or otherwise that are required under the Loan Documents are made, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.02.

             (b) The Mortgages are effective to create, subject to the exceptions listed in each title insurance policy covering such Mortgage, in favor of the Lender a legal, valid and enforceable Lien on all of the right, title and interest of the Borrowers in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(b), the Mortgages shall constitute a Lien on, and security interest in, all right, title and interest of the Borrowers in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 7.02.

             (c) The Assignments are effective to create in favor of the Lender a legal, valid and enforceable Lien on and collateral assignment of all of the right, title and interest of the Borrowers in and to the contracts, licenses and permits covered thereby and when all applicable filings under the Uniform Commercial Code or otherwise that are required under the Loan Documents are made, the Assignments shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.02.

     4.20    FEDERAL RESERVE REGULATIONS

             (a) Neither Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

             (b) No part of the proceeds of the Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any

Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

     4.21    YEAR 2000 ISSUES

             The Borrowers have (i) initiated a detailed review and assessment of all areas within their business and operations, including those affected by their Affiliates, suppliers and vendors, that could be adversely impacted by the "Year 2000 Problem", i.e., the risk that computer applications used by the Borrowers, their Affiliates, or their suppliers and vendors, may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999, (ii) developed a detailed plan and timetable for addressing the Year 2000 Problem on a timely basis (the "Year 2000 Plan"), and (iii) to date, implemented this plan in accordance with
 --------------
the timetable. The Borrowers reasonably believe that all computer applications, including those of their Affiliates, suppliers and vendors, that are material to their business, operations or conditions (financial or otherwise) will, on a timely basis (but in any event not later than November 1, 1999), be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 but prior to the Maturity Date, that is, be "Year 2000 Ready," except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.


SECTION 5.   CONDITIONS PRECEDENT

     The obligations of the Lender to make the Term Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

             (a) THIS AGREEMENT. The Lender shall have received a counterpart of this Agreement signed on behalf of each Borrower.

             (b) TERM NOTE. The Lender shall have received the Term Note, dated the Effective Date and signed on behalf of each Borrower.

             (c) SECURITY AGREEMENT. The Lender shall have received a counterpart of the Security Agreement, dated the Effective Date and signed on behalf of each Borrower, together with the following:

                  (i) all instruments and other documents, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Lender to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement; and

                  (ii) a completed Perfection Certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of each Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Borrowers in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Lender that the Liens indicated by such financing statements (or similar documents) are permitted by Section 7.02 or have been released.

             (d) MORTGAGES. The Lender shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property signed on behalf of the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company, insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 7.02, in form and substance reasonably acceptable to the Lender, together with such endorsements, coinsurance and reinsurance as the Lender may reasonably request, (iii) such surveys as may be required pursuant to such Mortgages or as the Lender may reasonably request, (iv) a copy of the original permanent certificate or temporary certificate of occupancy as the same may have been amended or issued from time to time, covering each improvement located upon the Mortgaged Properties, that were required to have been issued by the appropriate Governmental Authority for such improvement, (v) written confirmation from the applicable zoning commission or other appropriate Governmental Authority stating that, with respect to each Mortgaged Property as built, it complies with existing land use and zoning ordinances, regulations and restrictions applicable to such Mortgaged Property, (vi) a Phase I environmental report for each Mortgaged Property, each such report to be satisfactory to the Lender, (vii) such opinions of local counsel to the Borrower with respect to the Mortgages as the Lender shall reasonably require and (viii) such other customary documentation with respect to the Mortgages and the Mortgaged Property as the Lender may reasonably request.

             (e) ASSIGNMENTS. The Lender shall have received Assignments with respect to all contracts, licenses and permits specified by the Lender, in each case dated the Effective Date and signed on behalf of the appropriate Borrower or Borrowers.

             (f) PARENT SUBORDINATION AGREEMENT. The Lender shall have received counterparts of the Parent Subordination Agreement, dated the Effective Date and signed on behalf of the Borrowers and the Parent.

             (g) RESERVE ACCOUNTS. The Reserve Accounts shall have been opened with the Lender and Eligible Investments in an amount equal to any applicable Reserve Requirements (after giving effect to the delivery of the Reserve Letters of Credit) shall have been deposited therein.

             (h)  RESERVE LETTERS OF CREDIT. The Lender shall have received
(i) a Debt Service Reserve Letter of Credit in a stated amount of $1,800,000 and (ii) a Maintenance Reserve Letter of Credit in a stated amount equal to the Maintenance Benchmark.

             (i) DEBT SERVICE PREPAYMENT ESCROW ACCOUNT. The Debt Service Prepayment Escrow Account shall have been opened with the Lender.

             (j) OPINION OF COUNSEL. The Lender shall have received a favorable written opinion (addressed to the Lender and dated the Effective
Date) from Foley & Lardner on behalf of the Borrowers, substantially in the form of Exhibit G, and covering such other matters relating to the Borrowers, the Loan Documents or the transactions contemplated by the Loan Documents as the Lender shall reasonably request. The Borrowers hereby request such counsel to deliver such opinion.

             (k) GOOD STANDING CERTIFICATES. The Lender shall have received such documents and certificates as the Lender or its counsel may reasonably request relating to the organization, existence and good standing of each Borrower, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Borrowers, the Loan Documents or the transactions contemplated by the Loan Documents, all in form and substance satisfactory to the Lender and its counsel.

             (l) BRING-DOWN CERTIFICATE. The Lender shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of each Borrower to the effect that:

                  (i) The representations and warranties of the Borrowers set forth in each Loan Document are true and correct on and as of the Effective Date; and

                  (ii) At the time of and immediately after giving effect to such borrowing, no Default shall have occurred and be continuing.

             (m) PROJECTIONS. The Lender shall have received the projections for the year 2000 specified in Section 6.01(d).

             (n) FEES AND EXPENSES. The Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

             (o) INSURANCE CERTIFICATES. The Lender shall have received certificates of insurance or other evidence satisfactory to it that the insurance policies listed on Schedule 4.16 are in effect.

             (p) NO CONFLICTS. The performance by each Borrower of its obligations under each Loan Document shall not (i) violate any applicable law, statute, rule or regulation or (ii) conflict with, or result in a default or event of default under, any material agreement of either Borrower, and the Lender shall have received one or more legal opinions and/or officer's certificates to such effect, satisfactory to the Lender.

             (q) ENVIRONMENTAL AND SAFETY MATTERS. The Lender shall be reasonably satisfied as to the amount and nature of any environmental and employee health and safety exposures to which the Borrowers may be subject, and with the plans of the Borrowers with respect thereto.

             (r) NO LITIGATION. The Lender shall be reasonably satisfied (i) that there shall be no litigation or administrative proceeding, or regulatory development, that would reasonably be expected to have a Material Adverse Effect on (a) the business, assets, operations, prospects, condition (financial or otherwise) or material agreements of the Borrowers, taken as a whole, (b) the ability of either Borrower to perform any of its obligations under any Loan Document or (c)

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the rights of or benefits available to the Lender under any Loan Document and
(ii) with the current status of, and the terms of any settlement or other resolution of, any litigation or other proceedings brought against either of the Borrowers by any Governmental Authority relating to its business.

             (s) INDEBTEDNESS. After giving effect to the Term Loan, neither of the Borrowers shall have outstanding any shares of preferred equity securities or any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents, (ii) Subordinated Indebtedness and (iii) Indebtedness set forth on Schedule 7.01.

             (t) TAXES. The Lender shall be reasonably satisfied in all respects with the tax position and the contingent tax and other liabilities of the Borrowers, and with any tax sharing agreements among, the Borrowers and WPS Resources Corporation, and with the plans of the Borrowers with respect thereto.

             (u) NO MATERIAL ADVERSE CHANGE. Since September 30, 1999, there has been no change in the business, assets, operations, prospects, or condition, financial or otherwise, of the Borrowers that has had a Material Adverse Effect.

             (v) OTHER DOCUMENTS. The Lender shall have received such other documentation and assurances as shall be reasonably required by it in connection with the Loan Documents and the transactions contemplated thereby.

     The Lender shall notify the Borrowers of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligation of the Lender to make the Term Loan hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on November 30, 1999.


SECTION 6.   AFFIRMATIVE COVENANTS

     Until the principal of and interest on the Term Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full, the Borrowers covenant and agree with the Lender that:

     6.01    FINANCIAL STATEMENTS AND OTHER INFORMATION

             The Borrowers will furnish to the Lender:

                  (a) within 120 days after the end of each fiscal year, an audited combined balance sheet of the Borrowers and the related statements of income, stockholder's equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the comparable figures for the previous fiscal year, all reported on by Arthur Andersen LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such combined financial statements present fairly in all material respects the financial

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     condition and results of operations of the Borrowers on a combined basis in accordance with GAAP consistently applied;

                  (b) within 90 days after the end of each of the first three fiscal quarters of each fiscal year, a combined balance sheet of the Borrowers and the related statements of income, stockholder's equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrowers on a combined basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

                  (c) each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clauses
     (a) and (b) of this Section, each Borrower shall deliver to the Lender a certificate of a Financial Officer of the Borrower, (i) setting forth the information required pursuant to Sections 1, 2 and 8 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above, and all other actions have been taken, to the extent necessary to protect and perfect the security interests under the Security Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

                  (d) not later than November 1 in each year, projections prepared by a Financial Officer of the Borrowers showing in reasonable detail the Borrowers' combined operating revenues and operating expenses, and the Borrowers' combined Capital Expenditures for the following fiscal year;

                  (e) not later than 45 days after the end of each Semiannual Period, a certificate, signed by a Financial Officer of the Borrowers, which certificate shall set forth the following information, to the best of such officer's knowledge, each as described in such certificate:

                       (i) the Debt Service Coverage Ratio, Pro Forma Debt Service and the Maintenance Benchmark as of the last day of the then-ended Semiannual Period;

                       (ii) the total amount of Operating Cash Flow, if any for the then-ended Semiannual Period, and the total amount of Escrowed Funds;

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                       (iii) the amounts, if any, of Operating Cash Flow and
          Escrowed Funds which were applied during the then-ended Semiannual Period in accordance with Section 6.13(a)(i) and (ii);

                       (iv) the amount, if any, of payments required pursuant to Section 6.13(a)(v);


                       (v) if such certificate indicates that a Default under Section 8(q) exists, the amount of the applicable Prepayment Requirement;

                       (vi) the amount, if any, of Restricted Payments to be made during the then-current Semiannual Period; and

                       (vii) the amount credited to the Tracked Payment Suspense Account during the then-ended Semiannual Period and the total amount credited to such account.

                  (f) promptly after making, or obligating themselves to make, Capital Expenditures in an aggregate amount exceeding (i) $250,000 in the fiscal year ending December 31, 1999, or (ii) the amount of Capital Expenditures budgeted for any subsequent fiscal year in the projections furnished to the Lender pursuant to subsection (d) of this Section, provide the Lender with a statement of a Financial Officer of the Borrowers showing on a line item basis the amount and purpose of all Capital Expenditures made and proposed to be made during such fiscal year; and

                  (g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrowers, or compliance with the terms of the Loan Documents, as the Lender may reasonably request.

     6.02    NOTICES OF MATERIAL EVENTS

             (a) The Borrowers will furnish to the Lender written notice of the following, promptly after acquiring Knowledge thereof:

                  (i)   the occurrence of any Default;

                  (ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrowers or either of them that, if adversely determined, could reasonably be expected, in the good faith opinion of the Borrowers, to result in a Material Adverse Effect;

                  (iii) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers in an aggregate amount exceeding $250,000; provided, that liability attributable to an ERISA Event that occurs with respect to the Plan of an ERISA Affiliate (other than the Borrowers) shall be considered only if the ERISA Affiliates, in

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                                   E-190

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     the aggregate but excluding the Borrowers do not, as of the date of such
     ERISA Event, have sufficient net worth to satisfy the liability attributable to the ERISA Event; and

                  (iv) any other development that could reasonably be expected, in the good faith opinion of the Borrowers, to result in a Material Adverse Effect.

Each notice delivered under this subsection shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrowers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

                  (b) The Borrowers will give written notice to the Lender not later than 30 days prior to the expiration date of any Reserve Letter of Credit, stating whether the Borrowers will, not later than the expiration date of such Reserve Letter of Credit, (i) furnish the Lender with an extension of such Reserve Letter of Credit or a new Reserve Letter of Credit in a stated amount specified in such notice in place of the expiring Reserve Letter of Credit, (ii) deposit cash in the applicable Reserve Account in an amount specified in such notice, or (iii) both.

     6.03    EXISTENCE; CONDUCT OF BUSINESS

             Each Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, including, without limitation, the permits and licenses listed on Schedules 4.05(a) and 4.05(b).

     6.04    PAYMENT OF OBLIGATIONS

             Each Borrower will pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

     6.05    MAINTENANCE OF PROPERTIES

             Each Borrower will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

     6.06    BOOKS AND RECORDS; INSPECTION RIGHTS

             (a) Each Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

             (b) Each Borrower will permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts

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                                   E-191

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from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

     6.07    COMPLIANCE WITH LAWS

             Each Borrower will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     6.08    USE OF PROCEEDS

             The proceeds of the Term Loan will be used only to pay or reimburse the cost of the acquisition of certain assets of the Borrowers from Maine Public Service Company and Maine and New Brunswick Electrical Power Company, Limited, including professional fees and other closing costs, and (b) to refinance certain existing Indebtedness incurred in connection with the foregoing acquisition. No part of the proceeds of the Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

     6.09    INFORMATION REGARDING COLLATERAL

             Each Borrower will furnish to the Lender prompt written notice of any change in (i) its legal name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned or held by it or on its behalf or any office or facility at which Collateral owned or held by it or on its behalf with an aggregate book value in excess of $50,000 is located (including the establishment of any such new office or facility), (iii) the identity or organizational structure of the Borrower such that a filed financing statement becomes misleading or (iv) the Federal Taxpayer Identification Number of the Borrower. Each Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Lender to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Each Borrower also agrees promptly to notify the Lender if any material portion of the Collateral is damaged or destroyed.

     6.10    INSURANCE

             (a) Each Borrower will maintain, with financially sound and reputable insurance companies, (i) adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty and other risks insured against by extended coverage, as is customary with corporations engaged in the same or similar businesses or having similar properties similarly situated, and (ii) such other insurance as is required pursuant to the terms of any Security Document.

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                                   E-192

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             (b)  The Borrowers will promptly upon request therefor, deliver or cause to be delivered to the Lender originals or duplicate originals of all such policies of insurance. All such insurance policies in respect of property insurance shall contain a standard loss payable clause and shall be endorsed to provide that, in respect of the interests of the Lender: (i) the Lender shall be an additional insured, as its interest may appear, with respect to all coverages, (ii) 30 days' prior written notice of any cancellation, reduction of amounts payable, or any changes and amendments shall be given to the Lender, and (iii) the Lender shall have the right, but not the obligation, to pay any premiums due or to acquire other such insurance upon the failure of the Borrowers to pay the same or to so insure.

     6.11    CASUALTY AND CONDEMNATION

             (a) The Borrowers will furnish to the Lender prompt written notice of any casualty or other insured damage to any portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

             (b) If any event described in paragraph (a) of this Section affecting any of the Borrowers' generating facilities results in Net Proceeds (whether in the form of insurance proceeds, condemnation award or otherwise) an amount in excess of 7(r)% of the book value of the affected generating facility (or the Borrowers' interest therein), the Lender is authorized to collect such Net Proceeds and, if received by either Borrower, such Net Proceeds shall be paid over to the Lender. The Borrowers will give notice to the Lender within 30 days after the receipt of such Net Proceeds whether or not the affected generating facility has been repaired, restored or replaced or is capable of being repaired, restored or replaced within 180 days from the date of receipt of such Net Proceeds and, if so, whether or not the Borrowers have repaired restored or replaced the affected generating facility or intend to repair, restore or replace such facility within such 180-day period. Provided that (i) no Default or Event of Default shall exist, and (ii) Lender receives advice from an engineer or architect satisfactory to it that the affected generating facility can be repaired, restored or replaced within 180 days from the date of receipt of such Net Proceeds provided that the contemplated restoration, repair or replacement of the affected generating facility shall, when completed, render the affected facility a complete, economically viable architectural unit of substantially the same usefulness, design and construction and fully functional for the same purposes and uses as existed prior to the event described in paragraph (a) of this Section, Lender agrees promptly upon its receipt of any insurance proceeds, to pay over to the Borrowers from time to time upon their written request, to the extent of such insurance proceeds, the amounts theretofore expended by the Borrowers or required by the Borrowers to pay liabilities incurred to repair, restore or replace the affected generating facility within such 180-day period. If a Default or Event of Default shall then exist, the Lender shall (A) if the Default or Event of Default is other than as described in Section 8(p), hold the proceeds of such payment as Collateral until such Default or Event of Default shall no longer exist and then pay over the same to the Borrowers to enable the Borrowers to repair, restore or replace the generating facility which resulted in such payment or (B) if the Default or Event of Default is as described in Section 8(p), hold such proceeds as Collateral and, in the event that the Borrowers exercise their option to cure such Default as provided in
Section 8(p), apply the Net Proceeds as required by Section 8(p).

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                                   E-193

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             (c)  Any Net Proceeds which are paid over to the Lender as provided in paragraphs (a) and (b) of this Section and made available to the Borrowers for the repair, restoration or replacement of property affected by a casualty or other insured damage shall be used by the Borrowers within 180 days.

     6.12    RESERVE AND ESCROW ACCOUNTS

             (a) The Borrowers will open and maintain the Debt Service Reserve Account with the Lender and will deposit and maintain in such account Eligible Investments in an amount the fair market value of which is equal at all times to not less than the Debt Service Reserve Requirement. Proceeds of Eligible Investments held in the Debt Service Reserve Account shall be applied by the Borrowers as provided in Section 8(q).

             (b) The Borrowers will open and maintain the Maintenance Reserve Account with the Lender and will deposit and maintain in such account Eligible Investments in an amount the fair market value of which is equal at all times to not less than the Maintenance Reserve Requirement. Proceeds of Eligible Investments held in the Maintenance Reserve Account in excess of the Maintenance Reserve Requirement may be withdrawn by the Borrowers from time to time and applied solely for the purpose of paying or reimbursing the expenses of maintaining, repairing, renovating or replacing the Borrowers' electric utility plant and equipment.

             (c) The Borrowers will open and maintain the Debt Service Prepayment Escrow Account with the Lender. Funds on deposit in the Debt Service Prepayment Escrow Account may be withdrawn only as provided in Section
6.13 and Section 8(q).

             (d) The Borrowers shall be entitled to withdraw, during the period of 10 Business Days following the date of delivery of each Semiannual Certificate, (i) an amount equal to the excess, if any, of the fair market value of the Eligible Investments in the Debt Service Reserve Account over the Debt Service Reserve Requirement as of the end of the Semiannual Period covered by such Semiannual Certificate, and (ii) an amount equal to the excess, if any, of the fair market value of the Eligible Investments in the Maintenance Reserve Account over the Maintenance Reserve Requirement as of the end of the Semiannual Period covered by such Semiannual Certificate

     6.13    APPLICATION OF OPERATING CASH FLOW

             (a) The Borrowers will apply, in accordance with clause (b) of this Section, all Operating Cash Flow for each Semiannual Period, combined with any Escrowed Funds, in the following order of priority:

                  (i) First: To pay accrued interest on Indebtedness of the Borrowers (other than Subordinated Indebtedness) when due;

                  (ii) Next: To pay scheduled maturities of principal of Indebtedness of the Borrowers (other than Subordinated Indebtedness) when due;

                  (iii) Next: To fund any current deficiency in the Debt Service Reserve Account;

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                  (iv)  Next: To fund any current deficiency in the
     Maintenance Reserve Account;

                  (v) Next: To pay any fees, expenses or other charges (including funding losses under Section 3.03) payable from time to time under the Loan Documents; and

                  (vi) Finally: For any other lawful purpose, including Restricted Payments to the Parent pursuant to Section 7.08.

             (b) If the Debt Service Coverage Ratio set forth in the most recent Semiannual Certificate delivered to the Lender is equal to or greater than 1.5, and if no Default or Event of Default has occurred and is continuing, then the Borrowers may apply all Restricted Income together with any funds in the Debt Service Reserve Account in excess of the Debt Service Reserve Requirement as provided in clause (vi) of Section 6.13(a).

     6.14    TRACKING OF RESTRICTED PAYMENTS

             (a) The Borrowers shall maintain a separate ledger, on a combined basis, to be known as the "Tracked Payment Suspense Account." If the
                                    --------------------------------
Debt Service Coverage Ratio set forth in any Semiannual Certificate is equal to or greater than 1.75, then the Borrowers shall credit the Tracked Payment Suspense Account with 25% of the amount by which (A) the sum of Restricted Payments plus the aggregate payments made during the then-current Semiannual Period pursuant to clauses (i) through (v) of Section 6.13(a) exceeds (B) Non-accountable Cash Flow for the then-current Semiannual Period.

             (b) If the Debt Service Coverage Ratio set forth in any Semiannual Certificate for a Semiannual Period subsequent to a Semiannual Period in which an amount was credited to the Tracked Payment Suspense Account shall be less than 1.0, the Borrowers will cause the Parent to pay to them, as a contribution to capital, an amount in immediately available funds equal to the then current balance in the Tracked Payment Suspense Account. Funds received by the Borrowers from the Parent pursuant to this subsection (b) shall be deposited in the Debt Service Reserve Account and may be applied as provided in Section 6.13(b) and Section 8(q)(i).

     6.15    ENVIRONMENTAL COMPLIANCE

             Each Borrower shall use and operate all of its facilities and property in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where noncompliance with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

     6.16    YEAR 2000

             At the request of the Lender, the Borrowers will make available to the Lender the Borrower's Year 2000 Plan, together with any updates or progress reports with respect thereto. The Borrowers will promptly notify the Lender in the event the Borrowers discover or determine

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                                   E-195

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that any computer application, including those of its Affiliates, suppliers and vendors, that is material to its business, operations or conditions (financial or otherwise) will not be Year 2000 Ready on a timely basis unless the Borrowers have reasonably determined, in good faith, that such failure could not reasonably be expected to have a Material Adverse Effect.

     6.17    FURTHER ASSURANCES

             Each Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that may be required under any applicable law, or which the Lender may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrowers. Each Borrower also agrees to provide to the Lender, from time to time upon request, evidence reasonably satisfactory to the Lender as to the perfection and priority of the Liens created or intended to be created by the Security Documents.


SECTION 7.   NEGATIVE COVENANTS

     Until the principal of and interest on the Term Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full, the Borrowers covenant and agree with the Lender that:

     7.01    INDEBTEDNESS; PREFERRED STOCK

             (a) The Borrowers will not create, incur, assume or permit to exist any Indebtedness, except:

                  (i)   Indebtedness under the Loan Documents;

                  (ii) Indebtedness existing on the date hereof and set forth in Schedule 7.01, but not any extensions, renewals or replacements of any such Indebtedness;

                  (iii) Subordinated Indebtedness;

                  (iv) Indebtedness of the Borrowers incurred to finance the maintenance, replacement or improvement of any fixed or capital assets owned by the Borrowers on the date of this Agreement, including Capital Lease Obligations and any Indebtedness assumed in connection with the replacement or improvement of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such replacement or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause
     (iii) shall not exceed $1,000,000 at any time outstanding;

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                  (v)   other unsecured Indebtedness of the Borrowers incurred
     in the ordinary course of their business in an aggregate principal amount not exceeding $250,000 in any fiscal year, including in such amount any extensions, renewals or replacements of any such Indebtedness incurred under this clause in any previous fiscal year.

             (b) The Borrower will not (i) issue any preferred equity securities or (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any shares of equity securities of the Borrower or any option, warrant or other right to acquire any such shares of equity securities, except as permitted under Section 7.08.

     7.02    LIENS

             The Borrowers will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

             (a) Liens created under the Loan Documents;

             (b) Permitted Encumbrances;

             (c) any Lien on any property or asset of the Borrowers existing on the date hereof and set forth in Schedule 7.02, provided that (i) such Lien shall not apply to any other property or asset of the Borrower and (ii) such Lien shall secure only those obligations which it secures on the date hereof and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

             (d) Liens on fixed or capital assets acquired, constructed or improved by either Borrower, provided that (i) such security interests secure Indebtedness permitted by clause (iv) of Section 7.01(a), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of either Borrower.

     7.03    FUNDAMENTAL CHANGES

             (a) The Borrowers will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with either of them, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of their respective assets, whether now owned or hereafter acquired, or liquidate or dissolve.

             (b) The Borrowers will not engage to any material extent in any business other than businesses of the type conducted by the Borrowers on the date of execution of this Agreement and businesses directly related thereto.

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     7.04    INVESTMENTS, LOANS, ADVANCES, GUARANTEES AND ACQUISITIONS

             The Borrowers will not purchase, hold or acquire (including pursuant to any merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, except:

                  (a) Permitted Investments;

                  (b) investments existing on the date hereof and set forth in Schedule 7.04;

                  (c) loans or advances made by either Borrower to the other Borrower; and

                  (d) acquisitions made by either Borrower from the other Borrower.

     7.05    ASSET SALES

             The Borrowers will not sell, transfer, lease or otherwise dispose (including pursuant to a merger) of any asset except sales, transfers, leases and other dispositions of inventory, used or surplus equipment and Permitted Investments, in each case in the ordinary course of business, provided, however, that if no Default or Event of Default has occurred and is continuing, the Borrowers may effect sales or other dispositions of its property in an amount up to $250,000 with respect to any single transaction and up to $1,000,000 in the aggregate. Notwithstanding anything herein to the contrary, any transfer of any or all assets included in or relating to Wyman Station, which transfer was not initiated or caused by the Borrowers, shall not be deemed a breach of this Section.

     7.06    SALE AND LEASE-BACK TRANSACTIONS

             The Borrowers will not enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

     7.07    HEDGING AGREEMENTS

             The Borrower will not enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrowers are exposed in the conduct of their business or the management of their liabilities.

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                                   E-198

     7.08    RESTRICTED PAYMENTS

             The Borrowers will not declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, except that (a) either Borrower may declare and pay dividends with respect to its equity securities payable solely in additional shares of its equity securities and (b) the Borrowers may make payments to the Parent in any fiscal period with respect to their equity securities and Subordinated Indebtedness to the extent of Operating Cash Flow for such fiscal period remaining for such purpose after the application of such Operating Cash Flow for other purposes as required by
Section 6.13(a).

     7.09    TRANSACTIONS WITH AFFILIATES

             The Borrowers will not sell, transfer, lease or otherwise dispose (including pursuant to a merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrowers than could be obtained on an arms-length basis from unrelated third parties, provided that:

                  (i) this Section shall not apply to any transaction that is permitted under Section 7.01, 7.03, 7.04, 7.05 or 7.08, between the Borrowers and not involving any other Affiliate; and

                  (ii) notwithstanding anything in Section 7.01, 7.04, 7.08 and 7.09 to the contrary, the Borrowers may participate in, and make payments under, any Affiliate cost-sharing or cost- or benefit-allocation program or agreement, including without limitation, overhead allocation payments, tax credit allocation, income tax allocation, service cost payments or Plan premium allocation payments, whether or not such payments or allocations are pursuant to a written agreement, provided that (i) in the case of any payment, cost sharing or overhead or cost allocation, such payment, sharing or allocation is in ordinary course of business of the Borrowers and pursuant to the reasonable requirements of the Borrowers' business, is in consideration of services or other benefits rendered or provided to the Borrowers, and is upon fair and reasonable terms comparable to terms the Borrowers would obtain in a comparable arms-length transaction, and (ii) in the case of any tax credit allocation or income tax allocation or other similar allocation, such allocation is applied consistently and in a fair and reasonable manner to all Affiliates included in the relevant consolidated tax return (after giving due effect to the intent of Sections 7.01, 7.04, 7.08 and 7.09).

     7.10    AMENDMENT OF MATERIAL DOCUMENTS

             The Borrowers will not amend, modify or waive any of its rights under any MPSC Transaction Document, under any Required Permit or Environmental Permit, or under its certificate of incorporation, by-laws or other organizational documents, other than immaterial amendments, modifications or waivers that would not reasonably be expected to cause a Material Adverse Effect, without the prior written consent of the Lender.

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                                   E-199

SECTION 8.   EVENTS OF DEFAULT

     If any of the following events ("Events of Default") shall occur:
                                      -----------------

             (a) the Borrowers shall fail to pay any principal of the Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and such failure shall continue for more than two Business Days;

             (b) the Borrower shall fail to pay any interest on the Term Loan or any fee, commission or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue for more than two Business Days;

             (c) any representation or warranty made or deemed made by or on behalf of either Borrower in or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

             (d) either Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, 6.03, or 6.08, or in Article 7;

             (e) either Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after such Borrower obtained or in the exercise of due care should have obtained Knowledge thereof, provided, however, that if such Default cannot be cured by such Borrower within such 30-day period, it shall not constitute an Event of Default if curative action is instituted by such Borrower within such period and thereafter is diligently pursued until such Default is cured, so long as such Default is cured in any event within 30 days after the expiration of the initial 30-day period;

             (f) either Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

             (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (in each case after giving effect to any applicable grace period), provided that this clause (g) shall not apply to secured Material Indebtedness that becomes due solely as a result of the voluntary sale or transfer or casualty loss of the property or assets securing such Material Indebtedness;

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                                   E-200

             (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of either Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

             (i) either Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

             (j) either Borrower shall become insolvent; shall fail to pay, become unable to pay, or admit in writing that it is or will be unable to pay, its debts as they become due; or shall voluntarily suspend transaction of its business;

             (k) one or more judgments for the payment of money in an aggregate amount not covered by insurance in excess of $250,000 shall be rendered against either Borrower or both of them and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of either Borrower to enforce any such judgment;

             (l) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers in an aggregate amount exceeding (i) $250,000 in any year or (ii) $250,000 for all periods; provided, that liability attributable to an ERISA Event that occurs with respect to any Plan of an ERISA Affiliate (other than the Borrowers) shall be considered only if the ERISA Affiliates, in the aggregate but excluding the Borrowers do not, as of the date of such ERISA Event, have sufficient net worth to satisfy the liability attributable to the ERISA Event;

             (m) any Loan Document shall cease, for any reason, to be in full force and effect, or either Borrower shall so assert in writing or shall disavow any of its obligations thereunder;

             (n)  any Lien purported to be created under any Security
Document shall cease to be, or shall be asserted by either Borrower not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the

Loan Documents or (ii) as a result of the Lender's failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Agreement;

             (o)  a Change in Control shall occur;

             (p) any event described in Section 6.11(a) shall occur that results in Net Proceeds (whether in the form of insurance proceeds, condemnation award or otherwise) as to which the Borrowers have not either (i) applied the same to repair restore, or replace an affected generating facility as provided in 6.11(b) within 180 days of the receipt of such Net Proceeds or
(ii) within 30 days after receipt of such Net Proceeds satisfied the conditions in clause (ii) of Section 6.11(b) entitling the Borrowers to the use of such Net Proceeds for repair, restoration or replacement of such affected generating facility, provided, however, that such Default and its consequences may be cured by the Borrowers at any time within two Business Days after the event described in clause (i) or (ii), as the case may be, by prepaying the Term Loan in an amount equal to such Net Proceeds;

             (q) the Debt Service Coverage Ratio set forth in any Semiannual Certificate shall be less than 1.5; provided, however, that

                  (i) if the Debt Service Coverage Ratio set forth in such Semiannual Certificate is less than 1.0, such Default and its consequences shall be cured if, not later than the fifth Business Day following the date of delivery of such Semiannual Certificate, the Borrowers shall prepay the Term Loan in an amount equal to the lesser of
     (A) the sum of Restricted Income for the Semiannual Period covered by such Semiannual Certificate plus Pro Forma Debt Service as of the end of such Semiannual Period, and (B) the applicable Prepayment Requirement, provided, that the Borrowers may, at their discretion, direct the Lender to draw on the Debt Service Reserve Letter of Credit or apply amounts on deposit in the Debt Service Reserve Account, or both, to fund some or all of such prepayment; and

                  (ii) if the Debt Service Coverage Ratio set forth in such Semiannual Certificate is equal to or greater than 1.0, but less than 1.5, such Default and its consequences shall be cured if, not later than the fifth Business Day following the date of delivery of such Semiannual Certificate, the Borrowers either (A) prepay the Term Loan, or (B) deposit in the Debt Service Prepayment Escrow Account, in either case by an amount equal to the lesser of (I) the Prepayment Percentage of Restricted Income for such Semiannual Period, and (II) the applicable Prepayment Requirement; or

             (r) the amount on deposit in either the Debt Service Reserve Account or the Maintenance Reserve Account shall at any time be less than the applicable Reserve Requirement and the Borrowers shall not within 30 days after they obtain notice of such deficiency, either deposit cash in such Reserve Account in the amount, or deliver to the Lender a Reserve Letter of Credit in a stated amount, equal to the amount of such deficiency;

then, and in every such event (other than an event described in clause (h), (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Lender may, subject to applicable cure provisions, by notice to the Borrower, take any or all of the following actions:

(i) declare the Term Loan to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Borrower accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event described in clause (h), (i) or
(j) of this Article, the principal of the Term Loan, together with accrued interest thereon and all fees and other obligations of each Borrower accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; (ii) draw on the Debt
Service Reserve Letter of Credit in an amount not to exceed the excess, if any, of (A) Pro Forma Debt Service as of the end of the most recent Semiannual Period ended on or before the occurrence of the Event of Default, over (B) the amount on deposit in the Debt Service Reserve Account, and
(iii) draw on the Maintenance Reserve Letter of Credit in an amount not to exceed the excess, if any, of (Y) the Maintenance Benchmark as of the end of the most recent Semiannual Period ended on or before the occurrence of the Event of Default, over (Z) the amount on deposit in the Maintenance Reserve Account.


SECTION 9.   MISCELLANEOUS

     9.01    NOTICES

             Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

             (a)  if to the Borrowers:

                  c/o WPS Power Development, Inc.
                  677 Baeten Road
                  Green Bay, WI 54304
                  Attention:  George R. Wiesner
                              Assistant Controller

                  Telephone:     (920) 490-6052
                  Telecopy: (920) 496-9399
                  with a copy to:

                  Edward Hammond, Esq.
                  Foley & Lardner
                  Firstar Center
                  777 E. Wisconsin Ave.
                  Milwaukee, WI 53202-5367

                  Telephone:     (414) 297-5619
                  Telecopy: (414) 297-4900

             (b)  if to the Lender:

                  Bayerische Landesbank Girozentrale
                  560 Lexington Avenue
                  New York, NY 10022
                  Attention:     Export & Project Finance Department

                  Telephone:     (212) 310-9800
                  Telecopy: (212) 310-9868

Either party may change its address or telecopy number for notices and other communications hereunder by notice to the other party. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     9.02    WAIVERS; AMENDMENTS

             (a) No failure or delay by the Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender under the Loan Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Lender therefrom shall in any event be effective unless the same shall comply with subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

             (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Lender.

     9.03    EXPENSES; INDEMNITY; DAMAGE WAIVER

             (a) The Borrowers shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Lender in connection with the preparation and negotiation of this Agreement (but not in excess of $175,000), whether or not the transactions contemplated hereby shall be consummated, (ii) all reasonable out-of-pocket expenses incurred by the Lender in connection with any amendments, modifications or waivers of the provisions of any Loan Document, and
(iii) all out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender, in connection with the administration of this Agreement and the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Term Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Term Loan.

             (b) The Borrowers shall jointly and severally indemnify the Lender and each Related Party thereof (each such Person being an "Indemnitee")
                                                                  ----------
against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of
(i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the Term Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers, or any Environmental Liability related in any way to the Borrowers or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

             (c) To the extent permitted by applicable law, neither Borrower shall assert, and each of them hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, or the Term Loan or the use of the proceeds thereof.

             (d) All amounts due under this Section shall be payable promptly but in no event later than ten days after written demand therefor.

     9.04    SUCCESSORS AND ASSIGNS

             (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder except as otherwise permitted hereby without the prior written consent of the Lender
(and any attempted assignment or transfer by the Borrowers without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of any Loan Document.

             (b) The Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the Term Loan), provided that except in the case of an assignment to an Affiliate of the Lender, (i) the Borrowers must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) the amount of the Term Loan subject to each such assignment shall not be less than $1,000,000 unless the Borrowers otherwise consent, (iii) the number of assignees shall not exceed two, unless the Borrowers otherwise consent, and
(iv) the aggregate amount of all interests so assigned shall not exceed 49% of the outstanding principal amount of the Term Loan unless the Borrowers otherwise consent and provided, further, that any consent of the Borrowers otherwise required under this subsection shall not be required if a Default has occurred and is continuing. From and after the effective date specified in the agreement or instrument of assignment executed by the Lender and an assignee, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such agreement or instrument, have the rights and obligations of a Lender under the Loan Documents, and the Lender shall, to the extent of the interest assigned by such agreement or instrument of assignment, be released from its obligations under the Loan Documents (and, in the case of an assignment to an Affiliate covering all of the Lender's rights and obligations under the Loan Documents, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.05, 3.06, 3.07 and 10.03).

             (c) The Lender may, without the consent of the Borrowers, sell participations to one or more banks or other entities (each such bank or other entity being called a "Participant") in all or a portion of the Lender's
                       -----------
rights and obligations under the Loan Documents, provided that (i) the Lender's obligations under the Loan Documents shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of any Loan Documents, provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant. Subject to paragraph (d) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

             (d) A Participant shall not be entitled to receive any greater payment under Section 3.04 or 3.05 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that is organized under the laws of a jurisdiction other than the United States of America or a political subdivision thereof shall not be entitled to the benefits of Section 3.05 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.05(e) as though it were the Lender.

             (e) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations under the Loan Documents or substitute any such pledgee or assignee for the Lender as a party hereto.

     9.05    SURVIVAL

             All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of any Loan Document and the making of the Term Loan, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Term Loan or any other amount payable under the Loan Documents is outstanding and unpaid. The provisions of Sections 3.04, 3.05 and 9.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loan or the termination of this Agreement or any provision hereof.

     9.06    COUNTERPARTS; INTEGRATION

             This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute but one contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

     9.07    SEVERABILITY

             In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     9.08    RIGHT OF SETOFF

             If an Event of Default shall have occurred and be continuing, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by it, irrespective of whether or not it shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that it may have.

     9.09    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS

             (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

             (b) Each of the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against either Borrower, or any of its property, in the courts of any jurisdiction.

             (c) Each of the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

             (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     9.10    WAIVER OF JURY TRIAL

             EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

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LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT
AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     9.11    HEADINGS

             Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement, and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

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                                   E-209

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                             PDI NEW ENGLAND, INC.



                             By:
                                ------------------------------------
                                     Ralph G. Baeten
                                     Treasurer


                             PDI CANADA, INC.



                             By:
                                -------------------------------------
                                     Ralph G. Baeten
                                     Treasurer


                             BAYERISCHE LANDESBANK GIROZENTRALE



                             By:
                                -------------------------------------
                                     Thomas von Kistowsky
                                     Senior Vice President



                             By:
                                -------------------------------------
                                     Christopher A. Stolarski
                                     Vice President



                                   E-210

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